Press Release #201607	FOR IMMEDIATE RELEASE	April 18, 2016

Enertopia Announces Letter of Intent Update

Vancouver, BC—Enertopia Corporation (ENRT–OTCQB) (TOP-CSE) (the "Company" or "Enertopia") The Company has decided not to pursue further with the Letter of Intent announced on March 10, 2016. The Company was unable to conclude final terms that would have been in the best interests of the Company and its shareholders.

The Company is continuing to explore strategic alternatives which may include without limitation the sale, lease or financing of certain assets of the Company. Additionally, the Company is also looking at a sale or merger or other business combinations such as joint ventures or other strategic alliances.

The Company has not established a definitive timeline to complete its review and no decision on any particular alternative has been reached at this time. There can be no assurance that this process will result in the successful conclusion of any specific transaction. In accordance with its current and periodic reporting requirements, the Company will disclose further developments with respect to this process pursuant to such obligations.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in the USA with the symbol ENRT and in Canada with symbol TOP for additional information, please visit www.enertopia.com or call Robert McAllister: (250) 765-6412

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or planned financing initiative will be successful.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release